Exhibit 10.42.3
ASSIGNMENT, ASSUMPTION AND
AGREEMENT TO RELINQUISH OFFICE SPACE
AND AMENDMENT TO OFFICE LEASE AGREEMENT
     This ASSIGNMENT, ASSUMPTION AND AGREEMENT TO RELINQUISH OFFICE SPACE AND AMENDMENT TO OFFICE LEASE AGREEMENT (the “Agreement”) is dated the 22nd day of April, 2010, by and between Carothers Office Acquisition LLC, a Delaware limited liability company, successor in Interest to Ford Motor Land Development Corporation, a Delaware corporation (“Landlord”), and MedQuist Transcriptions, Ltd., a New Jersey limited partnership (“Assignee” or “Tenant”).
WITNESSETH:
     WHEREAS, Spheris Operations, Inc., a Tennessee corporation (“Spheris”), and Landlord’s predecessor, Ford Motor Land Development Corporation, entered Into that certain Lease Agreement dated June 8, 2008 (the “Original Lease”) consisting of space on floors 1, 2 and 3 of that certain multi-tenant office building known as “The Carothers Building” (the “Building”), which premises is located in sections of the Building known as “Building C” and “Building A” (the “Leased Premises”) at 9009 Carothers Parkway, City of Franklin, Williamson County, Tennessee 37067; and
     WHEREAS, Landlord and Spheris entered into that certain Amendment to Office Lease Agreement dated March 27, 2009 (the “Amendment”) (the Original Lease and the Amendment are collectively referred to as the “Lease Agreement”; a copy of the Lease Agreement is attached hereto as Exhibit A); and
     WHEREAS, on February 3, 2010, Spheris filed for bankruptcy protection in the United States Bankruptcy Court for the District of Delaware (the “Petition”); and
     WHEREAS, in connection with the Petition, Assignee has agreed to purchase substantially all of the assets of Spheris (the “Acquisition”); and
     WHEREAS, the Acquisition is scheduled to close as of the date of this Agreement; and
     WHEREAS, as a result of the Acquisition, Spheris shall assume the Lease Agreement and assign the Lease Agreement to Assignee, Assignee has agreed to accept assignment of the Lease Agreement conditional upon entering this Agreement with the Landlord which modifies Assignee’s and Landlord’s rights and obligations under the Lease Agreement, such modification being made in part because Assignee desires to utilize less than all of the Leased Premises for its business operations; and
     WHEREAS, Landlord and Assignee have agreed to reduce the size of the Leased Premises and to amend the Lease Agreement to reflect such reduced size of the Leased Premises leased by Tenant, subject to the conditions and agreements provided for herein.

     NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties herewith covenant and agree as follows:
     1. Assignment and Assumption: Commencement Data and Term.
          (a) In connection with the Acquisition, Spheris will assign, transfer and set over unto Assignee all of Spheris’s right, title and interest in, under and to the Lease Agreement.
          (b) Assignee hereby accepts the foregoing assignment and hereby agrees to perform all of the terms and conditions of the Lease Agreement to be performed on the part of Spheris and assumes all of the liabilities and obligations of Spheris under the Lease Agreement, as amended hereby, arising or accruing on or after the Commencement Date (as defined herein), including, without limitation, liability for the payment of Rent and for the due performance of all the terms, covenants and conditions of the tenant pursuant to the Lease Agreement, as amended hereby.
          (c) This Agreement shall be effective as of the closing of the Acquisition by Assignee (the “Commencement Date”). The Term of the Lease Agreement, other than with respect to the Relinquished Space (as defined herein), which shall expire July 31, 2010, shall expire as currently provided for in the Lease Agreement, or December 31, 2016.
     2. Consent to Assignment Effective as of the Commencement Date, Landlord hereby (a) consents to the assignment effected hereby, and (b) agrees to recognize Assignee as the tenant under the Lease Agreement, as amended herewith.
     3. Agreement to Relinquish Space. On or before July 31, 2010 (the “Downsize Date”), Tenant shall promptly vacate and relinquish the portion of the Leased Premises described as Floor 3 of Building C, consisting of 23,876 rentable square feet (the “Relinquished Space”) to Landlord. Tenant shall continue to pay Rent and any Operating Expenses pursuant to the Lease Agreement until the Downsize Date, pursuant to the Rent Schedule attached hereto as Exhibit B. The Relinquished Space shall be turned over to Landlord on the Downsize Date as if the lease for such space expired or was terminated, and shall be in the condition required by Section 8 of the Lease Agreement and under other applicable provisions of the Lease Agreement.
     4. Amendment to Lease Agreement; Reduction in Size of Leased Premises. As of the Downsize Date, the Leased Premises, shall be decreased by the Relinquished Space (or 23,876 rentable square feet), and the Leased Premises leased by the Tenant under the Lease Agreement, shall be 47,727 rentable square feet, comprised of 21,309 rentable square feet in Building C on the first floor, 24,485 rentable square feet in Building C on the second floor, and 1,933 rentable square feet in Building A on the first floor. Landlord and Tenant agree to verify and document the Tenant’s rentable square feet prior to the Downsize Date. If necessary, the Lease will be further amended to adjust the Tenant’s Proportionate Share percentage, the rent calculations in Exhibit B, or any other such calculations resulting from the mutually agreed upon rentable square feet.

     Section 1(a) of the Lease Agreement (Basic Definitions and Provisions) in line 1, shall be amended to delete “70,209 Rentable Square Feet” and add in its place “47,727 Rentable Square Feet.” Additionally, in line 2 of such Section, “Tenant’s Proportionate Share: 14.25%” shall be deleted and replaced with “Tenant’s Proportionate Share: 9.41%.”
     5. Security Deposit. As of the closing date of the Acquisition, Landlord shall refund to Spheris the $200,000 Security Deposit currently held by Landlord pursuant to the Lease Agreement. Within thirty (30) days after said refund by Landlord, Assignee shall provide to Landlord a Letter of Credit in the amount of $200,000 as a Security Deposit in accordance with and as provided in Section 6.d. of the Lease Agreement.
     6. Base Rent; Reduction of Base Rent. As of the Commencement Date, the Base Rent for the Leased Premises (including the Relinquished Space through July 31, 2010) shall be as set forth on Exhibit B attached hereto. The Base Rent shown on Exhibit B for the Relinquished Space through July 31, 2010 does not include any Operating Expenses that may be due on such space. As of the Downsize Date, the Base Rent Schedule contained in Section 1 (e) of the Lease Agreement shall be modified to reflect the decrease in size of the Leased Premises by 23,876 rentable square feet. The revised Base Rent Schedule for Tenant’s lease of the Leased Premises following the Downsize Date is attached hereto as Exhibit B.
     7. Operating Expenses. Tenant shall pay for its Proportionate Share under the Lease of increases in Operating Expenses based upon the Building being 95% occupied and based upon a 2010 Base Year. Tenant will continue to pay any increase in Operating Expenses over the Base Year set forth in the Lease Agreement prior to this Agreement on the Relinquished Space until July 31, 2010.
     8. Commission. Landlord will pay a two percent (2%) commission to CB Richard Ellis, Inc. per the terms of a separate commission agreement.
     9. Relation to Lease. Capitalized terms not defined in this Agreement shall have the meanings set forth in the Lease Agreement. It is mutually agreed that all covenants, conditions and agreements set forth in the Lease Agreement (as amended hereby) shall remain binding upon the parties and inure to the benefit of the parties hereto and their respective successors and assigns.
     10. Waiver of Pre-Assumption Claims under Lease. Landlord hereby irrevocably waives any and all claims arising or related to the period prior to the Commencement Date. Landlord agrees not to bring any action against Tenant related to claims arising before the Commencement Date.
     11. Governing Law. This Agreement shall be governed, construed and enforced under and by the laws of the State of Tennessee.
[Signatures appear on following page]

     IN WITNESS WHEREOF, the parties have executed this Assignment, Assumption and Agreement to Relinquish Office Space and Amendment to Office Lease Agreement as of the year and day set forth above.

LANDLORD: Carothers Office Acquisition LLC
By:	/s/ Chris Potavin
	Name:	Chris Potavin
	Its:	Vice President

ASSIGNEE: MedQuist Transcriptions, Ltd.
By:	/s/ Mark R. Sullivan
	Name:	Mark R. Sullivan
	Its:	General Counsel

EXHIBIT A
LEASE AGREEMENT

EXHIBIT B
Rent Schedule for Floors 1 and 2

BUILDING:	The Carothers Building
LANDLORD:	Carothers Office Acquisition LLC
TENANT:	MedQuist Transcriptions, Ltd.
SUITE:	Floors 1 and 2; Floor 3 until July 31, 2010
RENTABLE
SQUARE FOOTAGE:	47,727 (Floors 1 and 2); 23,876 (Floor 3)
DATE:	April 22nd, 2010

Floors 1 and 2
Date	Gross Rate	Month Rent	Annual Rent
4/20/2010-6/4/2010	1.5 months free rent
6/5/2010-12/31/2010	$21.00	$83,522.25	$570,926.07
1/1/2011-12/31/2011	$21.50	$85,510.88	$1,026,130.50
1/1/2012-12/31/2012	$22.00	$87,499.50	$1,049,994.00
1/1/2013-12/31/2013	$22.50	$89,488.13	$1,073,857.50
1/1/2014-12/31/2014	$23.00	$91,478.75	$1,097,721.00
1/1/2015-12/31/2015	$23.50	$93,465.38	$1,121,584.50
1/1/2016-12/31/2016	$24.00	$95,464.00	$1,145,448.00

Floor 3
Date	Gross Rate	Month Rent	Annual Rent
4/20/2010-7/31/2010	$21.00	$41,783.00	$501,396.00